CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Healthtech Solutions, Inc. on form 1-A of our report dated March 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Healthtech Solutions, Inc., which appears in the Offering Statement. We also consent to the reference to us under the heading "Experts" in such Offering Statement.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

March 8, 2021

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